Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Target Corporation of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of Target Corporation and the effectiveness of internal control over financial reporting of Target Corporation, included in this Annual Report (Form 10-K) for the year ended January 28, 2012.

Registration Statement Form S-3 Nos. 333-163489 and 333-65347; Form S-8 Nos. 333-30311 pertaining to the Dayton Hudson Corporation Executive Deferred Compensation Plan, the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan, and the Dayton Hudson Corporation Director Deferred Compensation Plan; 333-27435 pertaining to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan; 333-86373 pertaining to the Dayton Hudson Corporation Long-Term Incentive Plan of 1999; 333-112260 and 333-75782 pertaining to the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, Target Corporation Director Deferred Compensation Plan, Target Corporation Executive Deferred Compensation Plan, and the Target Corporation SMG Executive Deferred Compensation Plan; 333-116096 pertaining to the Target Corporation Long-Term Incentive Plan; 333-131082 pertaining to the Target Corporation Director Deferred Compensation Plan, Target Corporation Executive Deferred Compensation Plan, and the Target Corporation SMG Executive Deferred Compensation Plan; 333-103920, 333-131083, 33-66050, and 333-153250 pertaining to the Target Corporation 401(k) Plan, and 333-174921 pertaining to the Target Corporation 2011 Long-Term Incentive Plan.

Minneapolis, Minnesota

March 15, 2012